Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY:

Christine Parker – Director, Investor Relations

(713) 623-0790

CORNELL AND OTHER PRIVATE CORRECTIONS PROVIDERS NOTIFIED OF TRANSITION TO REQUEST FOR PROPOSAL BY FEDERAL BUREAU OF PRISONS

Houston, TX (March 22, 2006) — Cornell Companies, Inc. (NYSE: CRN) has received notification from the Federal Bureau of Prisons (BOP) that four intergovernmental service agreements between the BOP and private corrections providers relating to facilities located in West Texas will be transitioned to long-term direct contracts through a request for proposal (RFP), including the contract under which Cornell manages its facility in Big Spring, Texas. Other private corrections providers operating facilities in West Texas under similar agreements will be subject to this decision as well.

James E. Hyman, Cornell’s chairman and chief executive officer, stated, “We are proud of our 17-year history at our Big Spring facility and of the relationship we have developed during that time with the City of Big Spring and the BOP. Although the RFP has not yet been issued, we look forward to the opportunity to continue offering quality service in partnership with the BOP. As we recently announced in our fourth-quarter earnings call, Big Spring passed a first quarter audit from the American Correctional Association by achieving 100% compliance on mandatory requirements and 98.8% compliance on non-mandatory requirements. These results demonstrate the standard of quality we strive to provide.”

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The company (www.cornellcompanies.com) has 83 facilities in 18 states and the District of Columbia, which includes one facility under construction. Cornell has a total service capacity of 19,506, including capacity for 1,300 individuals that will be available upon completion of the facility under construction.

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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